ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-130051 Dated August 27, 2008

100% Principal Protection Absolute Return Barrier Notes

Investment Strategies for Uncertain Markets

JPMorgan Chase & Co. Notes linked to the MSCI EAFE® Index due March 31, 2010

Investment Description

100% Principal Protection Absolute Return Barrier Notes (the “Notes”) are notes issued by JPMorgan Chase & Co. linked to the performance of the MSCI EAFE® Index (the “Index”). The Notes provide full principal protection at maturity and exposure to the equity securities included in the Index while benefiting from any moderately positive or moderately negative performance of the Index. If the Index never closes more than a certain percentage above or below the Index Starting Level (which percentage we refer to as the ‘‘Absolute Return Barrier’’ and which, along with the Index Starting Level, will be determined on the Trade Date) on any trading day from, and including, the Trade Date to, and including, the Final Valuation Date (the “Observation Period”), at maturity, per Note you will receive the principal amount plus a return based on the absolute value of the return on the Index. Otherwise, at maturity you will receive only your principal amount. Principal Protection applies only if the Notes are held to maturity.

Features

❑

Hedging Opportunity—You have the potential for exposure to the constituent stocks of the Index while benefiting from any moderately positive or moderately negative performance of the Index over the 18-month term of the Notes.

❑

Potential for Equity-Linked Performance—If the Index closing level is never greater than the Upper Index Barrier and is never less than the Lower Index Barrier on any trading day during the Observation Period, you will receive an equity-based return that may exceed the return you could receive on traditional fixed income investments.

❑	Preservation of Capital—At maturity, you will receive a cash payment equal to at least your initial principal amount.

❑	Diversification—The Notes provide the ability to diversify your portfolio through exposure to the Index.

Key Dates1

Trade Date	September 25, 2008
Settlement Date	September 30, 2008
Final Valuation Date[2]	March 25, 2010
Maturity Date[2]	March 31, 2010

[1]

The Notes are expected to price on or about September 25, 2008 and settle on or about September 30, 2008. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

[2]	Subject to postponement in the event of a Market Disruption Event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-2-I.

Note Offering

We are offering 100% Principal Protection Absolute Return Barrier Notes Linked to the performance of the MSCI EAFE® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether the Index closing level is never greater than the Upper Index Barrier and is never less than the Lower Index Barrier on any trading day during the Observation Period. The Index Starting Level, Absolute Return Barrier, Upper Index Barrier and Lower Index Barrier will be determined on the Trade Date.

Notes	Index Starting Level	Absolute Return Barrier	Upper Index Barrier	Lower Index Barrier	CUSIP	ISIN
Notes linked to the MSCI EAFE® Index	•	20.00% - 22.00%	•	•	46625H589	US46625H5899

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated December 1, 2005, the prospectus supplement dated October 12, 2006, product supplement no. UBS-2-I dated August 26, 2008 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-2-I for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-2-I. Any representation to the contrary is a criminal offense

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us
Per Note	$10	$0.175	$9.825
Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-2-I.

(2)

UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.175 per $10 principal amount Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	JPMorgan

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. UBS-2-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-2-I dated August 26, 2008. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-2-I, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. UBS-2-I dated August 26, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000119312508184306/d424b21.pdf

♦	Prospectus supplement dated October 12, 2006:

http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

♦	Prospectus dated December 1, 2005:

http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You seek an 18 month investment with a return linked to the absolute value of the return of the Index, provided that the performance of the Index does not breach the Upper Index Barrier or the Lower Index Barrier on any trading day during the Observation Period.

♦	You seek an investment that offers 100% principal protection when the Notes are held to maturity.

♦

You believe the performance of the Index will be moderately positive or moderately negative during the Observation Period, and that the Index closing level is unlikely to be greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period.

♦	You are willing to invest in the Notes based on the range indicated by the Absolute Return Barrier.

♦	You are willing to forego dividends paid on the stocks included in the Index.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if, among other considerations:

♦

You believe the performance of the Index will not be moderately positive or moderately negative and may breach the Upper Index Barrier or the Lower Index Barrier on any trading day during the Observation Period.

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on the maximum return on the Notes.

♦	You prefer to receive the dividends paid on any stocks included in the Index.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the securities to maturity.

♦	You seek an investment in a listed product for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the lower potential return, of fixed income investments with comparable maturities and credit ratings.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-2-I for risks related to an investment in the Notes.

Indicative Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10 per note

Term	18 months

Payment at Maturity (per Note)

If the Index closing level is never greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, you will receive at maturity a cash payment, which will be calculated as follows:

$10 + ($10 x Absolute Index Return)

or

If the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, regardless of what the Index ending level is, you will receive at maturity a cash payment, for each $10 principal amount Note, of $10 (zero return).

Absolute Index Return	The Absolute value of: Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level	The Index closing level on the Trade Date.

Index Ending Level	The Index closing level on the Final Valuation Date.

Observation Period	The period starting on, and excluding, the Trade Date and ending on, and including the Final Valuation Date.

Upper Index Barrier	Index Starting Level x (1+ Absolute Return Barrier)

Lower Index Barrier	Index Starting Level x (1- Absolute Return Barrier)

Absolute Return Barrier	20% to 22% (to be determined on the Trade Date)

Calculation Agent	J.P. Morgan Securities Inc.

Determining Payment at Maturity

You will receive a cash payment at maturity equal to the principal amount of your Notes or $10 per Note.

The Absolute Return Barrier limits your potential upside return. If the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, you will receive only your principal amount.

Hypothetical Examples and Return Table of the Notes at Maturity

The following examples are provided for illustrative purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Index Starting Level. We cannot predict the Index Ending Level on the Final Valuation Date or the Index closing level on any trading day during the Observation Period. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Index Starting Level used in the illustrations below is not the actual Index Starting Level of the Index. You should not take these examples as an indication or assurance of the expected performance of the Index. All prices in the illustrative examples are denominated in USD and rounded to the nearest penny.

The following examples and table illustrate the payment at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions:

Principal Amount:	$10.00 (per Note)
Index Starting Level*:	1800 (hypothetical)
Principal Protection:	100% at maturity
Term:	18 months
Absolute Return Barrier*:	21.00%
Upper Index Barrier*:	2178.00, which is 21.00% above the Index Starting Level
Lower Index Barrier*:	1422.00, which is 21.00% below the Index Starting Level
Observation Period:	The period starting on, and excluding, the Trade Date and ending on, and including, the Final Valuation Date.

*	The actual Index Starting Level, Absolute Return Barrier, Upper Index Barrier, and Lower Index Barrier will be determined on the Trade Date

		Index closing level is less than or equal to the Upper Index Barrier and greater than or equal to the Lower Index Barrier **			Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier ***
Index Ending Level	Index return	Additional amount at Maturity ($)*	Payment at Maturity ($)*	Return on Note (%)*	Additional amount at Maturity ($)	Payment at Maturity ($)	Return on Note (%)
2700.00	50%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2520.00	40%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2340.00	30%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2250.00	25%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2178.00	21.00%	$2.10	$12.10	21.00%	$0.00	$10.00	0.00%
2070.00	15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
1980.00	10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
1890.00	5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
1800.00	0.00%	$0.00	$10.00	0.00%	$0.00	$10.00	0.00%
1710.00	-5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
1620.00	-10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
1530.00	-15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
1422.00	-21.00%	$2.10	$12.10	21.00%	$0.00	$10.00	0.00%
1350.00	-25.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1260.00	-30.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1080.00	-40.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
900.00	-50.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%

*	Numbers have been rounded for ease of analysis
**	Calculation assumes that the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period
***	Calculation assumes that the Index closes above the Upper Index Barrier or below the Lower Index Barrier on at least one trading day during the Observation Period

Example 1 — If the level of the Index increases during the Observation Period by 15% and the Index closing level is never greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, investors would receive a payment at maturity of $11.50, calculated as follows:

Payment at maturity per $10.00 principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 2 — If the level of the Index decreases during the Observation Period by -15% and the Index closing level is never greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, investors would receive a payment at maturity of $11.50, calculated as follows:

Payment at maturity per $10.00 principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 3 — If the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, investors would receive $10.00 at maturity for each Note regardless of the performance of the Index during the Observation Period.

If the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, investors may receive a return that is less than the return they would receive on a conventional debt offering.

The Notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your Notes prior to maturity may be at a substantial discount from the principal amount of the Notes, even in cases where the level of the Index has appreciated since the pricing date of the Notes. The potential returns described here assume that your Notes are held to maturity.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-2-I. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin LLP, the Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payments with respect to the Notes until maturity. Interest included in income will increase your tax basis in the Notes. Generally, amounts received at maturity or upon an earlier sale or disposition in excess of your tax basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the Notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Notwithstanding the foregoing, if the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period which is more than 6 months before the Maturity Date (thereby fixing the payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes, in a reasonable manner, to account for the fact that the Payment at Maturity will be fixed rather than contingent and the comparable yield and projected payment schedule will not apply to you after that date. In addition, you may be required to make adjustments to, among other things, your accrual periods and your adjusted tax basis in the Notes. The character of any gain or loss on the sale or exchange of the Notes could also be affected. See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-2-I for more information. Purchasers who are not initial purchasers of Notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the Notes, including the treatment of the difference, if any, between their tax basis in the Notes and the Notes’ adjusted issue price.

We will determine the comparable yield for the Notes and will provide such comparable yield, and the related projected payment schedule, in the pricing supplement for the Notes, which we will file with the SEC. If the Notes had priced on August 26, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 3.81%, compounded semi-annually. The actual comparable yield that we will determine for the Notes may be more or less than 3.81%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the Notes.

Key Risks

An investment in the notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

Full Principal Protection Only Applies if You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have full principal protection for a decline in the Index. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Appreciation Potential of the Notes will be Limited by the Upper Index Barrier and the Lower Index Barrier — The appreciation potential of the Notes is limited to the Absolute Return Barrier (to be determined on the Trade Date), regardless of the performance of the Index. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the Index, the equity securities underlying the Index or contracts relating to the Index for which there is an active secondary market.

♦

The Notes Might Not Pay More than the Principal Amount — You may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the equity securities underlying the Index or contracts related to the Index. If the Index closing level is greater than the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period, the payment at maturity will only be equal to the full principal amount of your Notes. This will be true even if the Index closing level is lower than the Upper Index Barrier and greater than the Lower Index Barrier on the Final Valuation Date.

♦

The Risk that the Index closing level will be greater than the Upper Index Barrier or below the Lower Index Barrier is greater if the Index is volatile — The likelihood that the Index closing level will be greater than the Upper Index Barrier or less than the Lower Index Barrier during the Observation Period will depend in large part on the volatility of the Index – the frequency and magnitude of changes in the level of the Index. Since its inception, the MSCI EAFE® Index has experienced significant volatility.

♦

Non-U.S. securities markets risk — The equity securities composing the Index have been issued by non-U.S. companies in Europe, Asia, Australia and the Far East. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. These equity securities may also be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Some or all of these factors could affect the Index closing level or the value of the equity securities included in the Index, and therefore the market value of the Notes.

♦

No Interest or Dividend Payments or Voting Rights — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing either Index would have.

♦

Potentially inconsistent research, opinions, or recommendations by JPMSI and UBS — JPMSI, UBS and their affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. JPMSI, UBS and their affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the Notes. Any research, opinions or recommendations expressed by JPMSI, UBS or their affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes. Any such research, opinions or recommendations could affect the Index closing level or the value of the equity securities included in the Index, and therefore the market value of the Notes.

♦

Certain Built-In Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the UBS’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦

Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

♦

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

The Notes are subject to currency exchange risk — Because the prices of the component securities of the country indices that compose the Index are converted into U.S. dollars for purposes of calculating the value of the component country indices and the Index, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the Index trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the Index denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and the payment at maturity, if any, may be reduced.

♦

Many Economic and Market Factors will Impact the Value of the Notes — In addition to the respective level of each Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	whether the Index closing level is above the Upper Index Barrier or less than the Lower Index Barrier on any trading day during the Observation Period;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. Dollar and each of the currencies in which the equity securities underlying the Index are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The MSCI EAFE® Index (the “Index”)

The MSCI EAFE® Index is published by MSCI and is a free float adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. The MSCI EAFE® Index is published by Bloomberg under the index symbol “MXEA”. As of August 2008 the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. A current list of the issuers that comprise the MSCI EAFE® Index is available on the MSCI Barra website: www.mscibarra.com.

You can obtain the level of the MSCI EAFE® Index from the Bloomberg Financial Markets page “MXEA <Index> <GO>“ or from the MSCI Barra website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EAFE® Index from January 2, 1998 to August 22, 2008. The historical levels of the MSCI EAFE® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The MSCI EAFE® Index closing level on August 26, 2008 was 1774.49.

The information on the MSCI EAFE® Index provided in this free writing prospectus should be read together with the discussion under the heading “The MSCI EAFE® Index” beginning on page PS-16 of the accompanying product supplement no. UBS-2-I. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services and JPMSI against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services and JPMSI may be required to make relating to these liabilities as described in the prospectus and prospectus supplement. We have agreed that UBS Financial Services, Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this free writing prospectus.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-2-I.